Exhibit ( i )

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

February 28, 2018

Third Avenue Trust
622 Third Avenue
New York, New York 10017

Re:	Third Avenue Trust —
Registration Statement on Form N-1A

Ladies and Gentlemen:

We have acted as special counsel to Third Avenue Trust, a statutory trust (the “Trust”) created under the Delaware Statutory Trust Act (the “DSTA”), in connection with the issuance and sale by the Trust of an unlimited amount of the Trust's Institutional Class, Investor  Class and Z Class common shares of beneficial interest ( collectively, the “Shares”).

This opinion is being furnished to you in accordance with the requirements of  sub paragraph (i) of Item 28 of Part C of the Form N-1A Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(i)          the notification of registration on Form N-8A (File No. 811-08039) of the Trust (the “1940 Act Notification”) filed with the Securities and Exchange Commission (the “Commission”) under the 1940 Act on January 31, 1997;

(ii)         the Registration Statement on Form N-1A (File Nos. 333-20891 and 811-8039) of the Trust relating to the Shares filed with the Commission on December 29, 2017 under the Securities Act and the 1940 Act ("PEA 44"), as proposed to be amended by Post-Effective Amendment No. 45 on the date hereof (such Registration Statement, as so amended and proposed to be amended, being hereinafter referred to as the “Registration Statement”);

(iii)        an executed copy of a certificate of W. James Hall III, Secretary of the Trust, dated the date hereof (the “Secretary’s Certificate”);

Third Avenue Trust
February 28, 2018

 (iv)       the Distribution Agreement (the “Distribution Agreement”) dated October 1, 2016 entered into between the Trust and  Foreside Fund Services, LLC  (the “Distributor”);

(v)          a copy of the Trust’s Certificate of Trust, as certified by the Secretary of State of the State of Delaware as of  February 28, 2018  and certified pursuant to the Secretary’s Certificate;

(vi)         a copy of the Trust’s Instrument of Trust, dated October 31, 1996 (the “Instrument of Trust”), as certified pursuant to the Secretary’s Certificate;

(vii)        a copy of the Trust’s By-Laws, as amended and currently in effect as of the date hereof , as certified pursuant to the Secretary’s Certificate; and

(viii)       a copy of certain resolutions adopted by the Board of Trustees of the Trust on December 14, 2017 , relating to the creation, issuance and sale of the Shares and related matters, as certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Trust and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Distribution Agreement.

In making our examination of documents, we have assumed that the parties thereto, other than the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the Distribution Agreement will be executed and delivered in substantially the form reviewed by us and that if a holder of Shares requests a certificate representing such holder’s Shares, such certificate will have been signed manually or by facsimile by an authorized officer of the transfer agent and registrar for the Shares and registered by such transfer agent and registrar.

We do not express any opinion with respect to the laws of any jurisdiction other than the DSTA.

Third Avenue Trust
February 28, 2018

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when (i) the Trust has duly accepted investors’ subscriptions for Shares as contemplated by the Distribution Agreement; and ( ii ) the Shares are registered in the Trust's share registry and have been delivered upon payment of the consideration therefor determined by the Board of Trustees, the Shares, when issued and sold in accordance with the provisions of the Distribution Agreement, will be duly authorized by all requisite statutory trust action on the part of the Trust under the DSTA, and validly issued, fully paid, and nonassessable provided that the consideration therefor is at least that set forth in the Registration Statement, except for the obligation of any holders of Shares to repay any funds wrongfully distributed to them.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Counsel” in the statement of additional information forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MKH